Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Brian Ruby, Creative Partners, +1 (203) 705-9218, bruby@creativepartners.com
Brian Carr, NYFIX, +1 (212) 809-3542, brian.carr@nyfix.com

NYFIX MILLENNIUM SETS RECORD IN MATCHING VOLUME

NEW YORK, May 17, 2006 - NYFIX Millennium LLC, a subsidiary of NYFIX, Inc., today announced a record 126,672,239 shares matched in its Millennium alternative trading system during the week ending May 12th, 2006, with an average daily matched volume of 25,334,447 shares. The week also included a single day record of 35,193,390 shares matched on May 9, 2006.

“NYFIX Millennium has seen a steady increase in matched volume and, in our view, last week’s record punctuates Millennium’s status as the premier alternative trading system for listed securities. Our network of over 100 liquidity providers ensures that our clients' orders interact with one of the deepest pools of non-displayed liquidity available,” said Brian R. Carr, chief executive officer of NYFIX Millennium LLC.

For the first quarter 2006, the average daily matched volume in NYFIX Millennium was 18.8 million shares, an increase of 88% over the average daily matched volume of 10.0 million shares during the first quarter of 2005. The average number of symbols matched was 717 in the first quarter of 2006, an increase of 201% over the 238 symbols matched in the first quarter of 2005. Included in the volume figures reported above are conditional orders that are executed against pass-through orders and other conditional orders, and third market trades crossed by clients and reported by NYFIX Millennium to Nasdaq.

NYFIX Millennium is an automated execution venue designed to maximize execution quality and reduce overall transaction costs. Millennium offers users the opportunity to achieve price or liquidity improvements while mitigating negative price impact for institutional-size trades. Linked to the primary markets and exchanges, Millennium leverages the power of the NYFIX network while its real-time matching algorithm routinely executes trades at or better than the National Best Bid or Offer (NBBO).

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About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry's largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, London's Financial District, Chicago and San Francisco. We operate redundant data centers in the metropolitan New York City area, with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit http://www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

SOURCE: NYFIX, Inc.

Please visit http://www.nyfix.com for more information about NYFIX.

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